Registration No. 333-266007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHERENT CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

Coherent, Inc. 2011 Equity Incentive Plan

Coherent, Inc. Equity Incentive Plan

Coherent Corp. Omnibus Incentive Plan

(Full title of the plans)

Ronald Basso

Chief Legal and Compliance Officer & Corporate Secretary

Coherent Corp.

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This is Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-266007) (“Coherent Predecessor Plans Form S-8”) filed by Coherent Corp. (previously known as II-VI Incorporated) (“Registrant”) with the Securities and Exchange Commission (“Commission”) on July 1, 2022 relating to the Coherent, Inc. 2011 Equity Incentive Plan and the Coherent, Inc. Equity Incentive Plan (collectively, “Coherent Predecessor Plans”).

The Coherent Corp. Omnibus Incentive Plan (“Omnibus Plan”) is an amendment and restatement approved by the shareholders of the Registrant on November 9, 2023 (“Approval Date”) of the II-VI Incorporated 2018 Incorporated 2018 Omnibus Incentive Plan. Concurrently, a Registration Statement is being filed with the Commission by the Registrant with respect to the additional 3,900,000 shares of common stock of the Registrant approved by the shareholders of the Registrant for issuance under the Omnibus Plan.

In accordance with the terms of the Omnibus Plan, the reserve of shares issuable pursuant to the Omnibus Plan is also increased in connection with the expiration, termination, surrender or forfeiture of awards outstanding on the Approval Date under the Coherent Predecessor Plans. As of the Approval Date, no additional awards will be granted under the Coherent Predecessor Plans.

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution and guidance from the staff of the Commission in Compliance and Disclosure Interpretation 126.43 of the Securities Act Forms, the Registrant is filing this Post-Effective Amendment No. 1 to the Coherent Predecessor Plans Form S-8 to reflect that any shares of the Registrant’s Common Stock that are subject to outstanding awards under the Coherent Predecessor Plans if such awards expire unexercised or are terminated, surrendered or forfeited, in whole or in part, from and after the Approval Date no longer may be issued under the Coherent Predecessor Plans and may instead be issued under the Omnibus Plan.

No additional securities are being registered by this Post-Effective Amendment No. 1 to the Coherent Predecessor Plans Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 17th day of November, 2023.

COHERENT CORP.

By:	/s/ Ronald Basso
Ronald Basso
Chief Legal and Compliance Officer & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated below have signed this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

Signature	Capacity	Date

/s/ Vincent D. Mattera, Jr.	Chief Executive Officer and Chairman of the Board	November 17, 2023
Vincent D. Mattera, Jr.	(Principal Executive Officer)

/s/ Richard J. Martucci	Interim Chief Financial Officer	November 17, 2023
Richard J. Martucci	(Principal Financial Officer)

/s/ Ilaria Mocciaro Ilaria Mocciaro	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	November 15, 2023

*	Director	November 17, 2023
Joseph J. Corasanti

*	Director	November 17, 2023
Enrico Digirolamo

*	Director	November 17, 2023
Michael L. Dreyer

*	Director	November 17, 2023
Patricia Hatter

*	Director	November 17, 2023
David L. Motley

*	Director	November 17, 2023
Lisa Neal-Graves

*	Director	November 17, 2023
Stephen Pagliuca

/s/ Elizabeth Patrick	Director	November 17, 2023
Elizabeth Patrick

Signature	Capacity	Date

*	Director	November 17, 2023
Shaker Sadasivam

/s/ Stephen A. Skaggs	Director	November 17, 2023
Stephen A. Skaggs

/s/ Michelle M. Sterling	Director	November 17, 2023
Michelle M. Sterling

/s/ Sandeep S. Vij	Director	November 17, 2023
Sandeep S. Vij

*	Director	November 17, 2023
Howard H. Xia

*By:	/s/ Ronald Basso, Attorney-in-fact
Ronald Basso, Attorney-in-Fact